ARTICLES OF AMENDMENT

TO THE

ARTICLES OF AMENDMENT AND RESTATEMENT

OF

PROSPECT STREET® HIGH INCOME PORTFOLIO INC.

           PROSPECT STREET(R)HIGH INCOME PORTFOLIO INC., a corporation organized and existing under the laws of the State of Maryland (the "Corporation"), hereby certifies as follows:

           First: The Charter of the Corporation is hereby amended by deleting in its entirety Sections (A) and (B) of Article VI and inserting in lieu thereof the following:

ARTICLE VI
AMENDMENTS; CLASS VOTING

          (A) The Corporation reserves the right from time to time to make any amendments of the Charter which may now or hereafter be authorized by law, including any amendments changing the terms or contract rights, as expressly set forth in the Charter, of any of its outstanding stock by classification, reclassification or otherwise; provided, however, that (1) any amendment to the Charter to make the Corporation’s shares “redeemable securities” or to convert the Corporation from a “closed-end company” to an “open-end company” (as such terms are defined in the Investment Company Act), (2) any stockholder proposal regarding the Corporation’s investment objective or specific investment restrictions, policies or decisions made or to be made with respect to the Corporation’s assets, (3) any stockholder proposal as to the voluntary liquidation or dissolution of the Corporation or any amendment to the Charter to terminate the existence of the Corporation, (4) any business combination, merger, consolidation, share exchange or sale of all or substantially all of the Corporation’s assets or (5) any amendment to this Article VI of the Charter, must be authorized by (a) not less than 80% of the aggregate votes entitled to be cast thereon (by vote of the holders of the outstanding securities voting as a single class), by vote at a meeting or in writing with or without a meeting and (b) at least 80% of the entire Board of Directors to authorize any of the foregoing items, unless (c) such action had been approved, adopted or authorized by the affirmative vote of at least 80% of the total number of Continuing Directors (as defined below), in which case (i) for items (1) and (2) above, approval would require the affirmative vote of the lesser of (I) 67% or more of the voting securities present or represented by proxy, if the holders of more than 50% of outstanding voting securities are present or represented by proxy, or (II) more than 50% of the outstanding voting securities and (ii) for items (3) and (4) above, the affirmative vote of at least a majority of the Fund’s securities entitled to vote on the matter, subject, in the case of both (I) and (II), to the preferred stock voting both with the Common Stock as a single class and separately, as described above. “Continuing Directors” are those Directors who have been directors of the Corporation since March 30, 2001 or who subsequently become directors and whose election is approved by a majority of the Continuing Directors then on the Board of Directors.

          (B) Notwithstanding any provision of law requiring the authorization of any action by a proportion greater than a simple majority of the total number of shares of all classes or series of capital stock or of the total number of shares of any class or series of capital stock entitled to vote as a separate class or series, such action shall be valid and effective if authorized by the affirmative vote of the holders of a majority of the total number of shares of all classes or series outstanding and entitled to vote thereon or of the class or series entitled to vote thereon as a separate class or series, as the case may be, exept as otherwise provided in the Charter. The holders of the Company’s common stock and the holders of the Company’s preferred stock shall vote as separate classes to the extent otherwise required under Maryland law or the Investment Company Act.

           Second: This amendment does not increase the authorized stock of the Corporation.

           Third: The foregoing amendment to the Charter of the Corporation has been advised by the Board of Directors and approved by the stockholders of the Corporation on April 19, 2001.

          IN WITNESS WHEREOF, PROSPECT STREET HIGH INCOME PORTFOLIO INC. has caused these presents to be signed in its name and on its behalf by its President and its corporate seal to be hereunder affixed and attested by its Secretary on this 20th day of April, 2001.

PROSPECT STREET HIGH INCOME PORTFOLIO INC. By: /s/ James D. Dondero James D. Dondero President

ATTEST:

/s/ James D. Dondero
Secretary

          THE UNDERSIGNED, President of the PROSPECT STREET HIGH INCOME PORTFOLIO INC., who executed on behalf of the Corporation the foregoing Articles of Amendment to be the corporate act of the Corporation and hereby certifies to the best of his knowledge, information, and belief the matters and facts set forth herein with respect to the authorization and approval thereof are true in all material respects under the penalties of perjury.

/s/ James D. Dondero James D. Dondero President